EXHIBIT 7

CERTIFICATE OF DESIGNATIONS

OF

CLASS B COMMON STOCK

OF

THE MOSAIC COMPANY

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The Mosaic Company, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”).

RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the provisions of the Corporation’s Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”), and pursuant to a resolution of the Board of Directors dated October 21, 2004, the Board of Directors hereby fixes the number, designation, relative rights, preferences and limitations of the Class B Common Stock as follows (certain capitalized terms being herein used as defined in Section 7 below):

1. Designation and Number of Shares. Out of the shares of Common Stock of the Corporation authorized by the Restated Certificate of Incorporation, 5,458,955 shall be, and be designated as, Class B Common Stock, $0.01 par value per share (“Class B Common”). The number of authorized shares of Class B Common may be increased or decreased by further resolution adopted by the Board of Directors and by filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware, as may be amended from time to time (the “General Corporation Law”) stating that such increase or decrease, as the case may be, has been so authorized.

2. Ranking. Class B Common shall rank, with respect to distributions upon the liquidation, winding up or dissolution of the Corporation (i) pari passu to (a) the Common Stock, par value $0.01 per share, of the Corporation (“Common Stock”); and (b) to each other class or series of stock of the Corporation, the terms of which expressly provide that the class or series will rank pari passu with Class B Common as to distributions upon the liquidation, winding up or dissolution of the Corporation; (ii) junior to (a) the 7.50% Mandatory Convertible Preferred Shares, par value $0.01 per share, of the Corporation (“7.50% Preferred”); and (b) any other equity security, the terms of which expressly provide that such class or series will rank senior to Class B Common as to distributions upon liquidation, winding up or dissolution of the Corporation.

3. Dividends. The Holders of shares of Class B Common shall have no rights to receive dividends, except as expressly required by applicable law.

4. Voting Rights.

(i) On all matters to be voted on by the holders of Common Stock, the Holders of shares of Class B Common shall be entitled to one vote for each share thereof held of record. On all such matters on which the Holders of shares of Class B Common are so entitled to vote, the holders of Common Stock and the Holders of Class B Common shall vote as a single class. Except as expressly set forth in this Section 4(i), in Section 4(ii) or as otherwise required by the General Corporation Law, the Holders of shares of Class B Common shall have no voting rights.

(ii) So long as any shares of Class B Common are outstanding the affirmative vote or consent of the Holders of at least 66 2/3% of the outstanding shares of Class B Common will be required for any amendment, alteration or repeal of the Restated Certificate of Incorporation (or any certificate supplemental thereto, including any Certificate of Designation or any similar document relating to any series of stock) that will adversely affect the powers, preferences, privileges or rights of Class B Common.

5. Mandatory Conversion.

(i) Each time that a share of 7.50% Preferred is converted into one or more shares of Common Stock pursuant to the provisions of the Certificate of Designations of 7.50% Mandatory Convertible Preferred Shares of the Corporation (such Certificate of Designations, as may be amended from time to time, the “7.50% Preferred Certificate of Designation”), 1.98507454 shares of Class B Common then outstanding will automatically convert, without any further action on the part of the Corporation or the Holder thereof (subject to Section 5(ii)) into a number of newly issued shares of Common Stock equal to the Class B Conversion Rate (as defined in Section 6 below).

(ii) In the event that less than all outstanding shares of 7.50% Preferred are converted into shares of Common Stock, the Corporation shall, within five (5) Business Days of such conversion, provide Cargill, Incorporated (“Cargill”) with written notification of such conversion. Within ten (10) Business Days of receipt of such notice, Cargill shall provide the Corporation with written instructions identifying the shares of Class B Common to be converted into shares of Common Stock in accordance with Section 5(i).

(iii) The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates, if any, representing Common Stock, and for the payment of cash in lieu of fractional shares of Common Stock, if any, in exchange for and contingent upon surrender of certificates representing the shares of Class B Common (if such shares are held in certificated form). The Corporation may defer the payment of dividends on the Common Stock issuable upon conversion of shares of Class B Common and the voting thereof until, and make such payment and voting contingent upon, the surrender of the certificates representing the shares of Class B Common, provided that the Corporation shall give the Holders of the shares of Class B Common such notice of any such actions as the Corporation deems appropriate and upon such surrender such Holders shall be entitled to receive such dividends declared and paid on such Common Stock subsequent to the date of conversion. Amounts payable in cash in respect of the shares of Class B Common or in respect of such Common Stock shall not bear interest. Transfer or similar taxes in connection with the issuance of Common Stock to any person other than the Holder will be paid by the Holder.

(iv) Upon conversion of any share of Class B Common as described in this Section 5, such share of Class B Common shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate representing each share of Class B Common so converted shall, insofar as it relates to such share, cease to have any rights with respect thereto, except the right to receive the shares of Common Stock issuable upon surrender of such certificate.

6. Definition of Conversion Rate; Anti-dilution Adjustments.

(i) The “Class B Conversion Rate” is equal to (a) the Conversion Rate (as defined in the 7.50% Preferred Certificate of Designations applicable to the conversion of shares of 7.50% Preferred at the time of such conversion), multiplied by (b) 1.98507454 (and in each case rounded upward or downward to the nearest 1/10,000th of a share).

(ii) In the event of:

(a) any consolidation or merger of the Corporation with or into another person (other than a merger or consolidation in which the Corporation is the surviving corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Corporation or another corporation); or

(b) any sale, transfer, lease or conveyance to another person of the property of the Corporation as an entirety or substantially as an entirety; or

(c) any statutory exchange of securities of the Corporation with another person (other than in connection with a merger or acquisition)

(any such event, a “Reorganization Event”) each share of Class B Common outstanding immediately prior to such Reorganization Event shall, after such Reorganization Event, be convertible solely into the kind and amount of securities, cash and other property receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distribution thereon that have a record date that is prior to the Reorganization Date) by a holder of the number of shares of Common Stock (including fractional shares for this purpose) into which such share of Class B Common in the case of any conversion of a share of Class B Common would have been converted pursuant to Section 5 if the conversion date had occurred immediately prior to such Reorganization Event assuming in each case that such holder of such shares of Common Stock (1) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such person, a “Constituent Person”), or an Affiliate (as defined below) of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Corporation and non-Affiliates, and (2) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-electing Share”), then for the purpose of this Section 6(ii) the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares).

In the event of such a Reorganization Event, the person formed by such consolidation, merger or exchange or the person which acquires the assets of the Corporation shall execute and deliver to the Transfer Agent an agreement supplemental hereto providing that the Holder of each share of Class B Common shall have the rights provided by this Section 6(ii). Such supplemental agreement shall provide for adjustments which, for events subsequent to the effective date of such supplemental agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The above provisions of this Section 6(ii) shall similarly apply to successive Reorganization Events.

7. Definitions.

(i) “Affiliate” has the same meaning as given to that term in Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereunder.

(ii) “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in The City of New York are authorized or required by law or executive order to close.

(iii) The “Closing Price” of the Common Stock or any other securities, as the case may be, on any date of determination means the closing sale price (or, if no closing price is reported the last reported sale price) per share on the New York Stock Exchange (the “NYSE”) on such date or, if such security is not quoted for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed or quoted, or if such security is not so listed or quoted on a United States national or regional securities exchange, as reported by the Nasdaq National Market, or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation.

(iv) “Holder” means the person in whose name any shares of Class B Common are registered in the books and records of the Corporation.

(v) “Trading Day” means a day on which the Common Stock (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(vi) “Transfer Agent” shall be the American Stock Transfer & Trust Company unless and until a successor is selected by the Corporation, and then such successor.

8. Fractional Shares. No fractional Common Stock shall be issued upon the conversion of any shares of Class B Common. In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of shares of Class B Common surrendered by the same Holder upon a conversion as described in Section 5, such Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.

9. Miscellaneous.

(i) Procedures for conversion of shares of Class B Common, in accordance with Section 5 not held in certificated form will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit conversion without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

(ii) For the purposes of Section 6, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution with respect to shares held in treasury.

(iii) If the Corporation shall take any action affecting the Common Stock, other than action described in Section 6, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the Holders of the shares of Class B Common, then (x) the Class B Conversion Rate, and (y) the number of shares of Common Stock to be delivered on conversion may each be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

(iv) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock for the purpose of effecting conversion of Class B Common, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Class B Common not theretofore converted. For purposes of this Section 9(iv), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Class B Common shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(v) The Corporation covenants that any shares of Common Stock issued upon conversion of shares of Class B Common shall be validly issued, fully paid and non-assessable.

(vi) The Corporation shall endeavor to list the shares of Common Stock required to be delivered upon conversion of shares of Class B Common, prior to such delivery, upon each national securities exchange or quotation system, if any, upon which the outstanding shares of Common Stock are listed at the time of such delivery.

(vii) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of shares of Class B Common pursuant thereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the Holder of Class B Common to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(viii) Shares of Class B Common are not redeemable.

(ix) All shares of Class B Common shall be deemed outstanding except, from the date of registration of transfer, all shares of Class B Common held of record by the Corporation or any subsidiary of the Corporation.

(x) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(xi) Shares of Class B Common may be issued in fractions of a share which shall entitle the Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, participate in distributions and have the benefit of all other rights of Holders of Class B Common.

(xii) Subject to applicable escheat laws, any monies set aside by the Corporation in respect of any payment with respect to shares of Class B Common and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Corporation, after which reversion the Holders of such shares shall look only to the general funds of the Corporation for the payment thereof. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

(xiii) Except as may otherwise be required by law, the shares of Class B Common shall not have any voting powers, preemptive or other subscription rights, preferences and relative, participating, optional or other special rights, other than those, if any, specifically set forth in this Certificate of Designations.

(xiv) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(xv) If any of the voting powers, preferences and relative participating, optional and other special rights of Class B Common and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative participating, optional and other special rights of Class B Common and qualifications, limitations and restrictions thereof set forth herein that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative participating, optional and other special rights of Class B Common and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative participating, optional or other special rights of Class B Common and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative participating, optional or other special rights of Class B Common and qualifications limitations and restrictions thereof unless so expressed herein.

(xvi) Shares of Class B Common that have been issued and reacquired in any manner, including shares purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Common Stock of the Corporation.

(xvii) If any certificates of shares of Class B Common shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificates of shares of Class B Common, or in lieu of and substitution for certificates of Class B Common lost, stolen or destroyed, a new certificate of Class B Common and of like tenor and representing an equivalent amount of shares of Class B Common, but only upon receipt of evidence of such loss, theft or destruction of such certificate of Class B Common and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent. The Corporation is not required to issue any certificates representing shares of Class B Common on or after the date on which all outstanding shares of Class B Common have been converted into Common Stock pursuant to Section 5 or Section 9(xviii). In place of the delivery of a replacement certificate following such date, the Transfer Agent, upon delivery of the evidence and indemnity described above, will deliver shares of Common Stock pursuant to the terms of Class B Common evidenced by the certificate.

(xviii) In the event that, upon conversion of the last share of 7.50% Preferred outstanding into Common Stock and the consequent conversion of shares of Class B Common into Common Stock pursuant to Section 5, any share of Class B Common remains outstanding, any such remaining outstanding share of Class B Common shall be deemed automatically converted into a number of newly issued shares of Common Stock equal to the Class B Conversion Rate.

IN WITNESS WHEREOF, The Mosaic Company has caused this Certificate of Designations to be signed by Fredric W. Corrigan, its Chief Executive Officer, this 21st day of October, 2004.

By:	/s/ Fredric W. Corrigan
Name:	Fredric W. Corrigan
Title:	Chief Executive Officer